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                                                                   EXHIBIT 10.2



                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made and entered into as of the 14th day of June, 1999 (the "Effective Date"), by and between Skechers U.S.A., Inc., a Delaware corporation, hereinafter referred to as "Employer" and Robert Y.
Greenberg, hereinafter referred to as "Employee."

         The parties contract with reference to the following facts:

         A. Employer desires to employ Employee as its Chairman of the Board and Chief Executive Officer and Employee desires to accept employment with Employer in such capacity.

         B. The parties are willing to enter into an Agreement providing for such employment upon the terms and conditions hereinafter set forth.

         THEREFORE, the parties agree as follows:

         1. EMPLOYMENT. Employer hereby agrees to employ, and does hereby employ, Employee and Employee agrees to accept and hereby accepts employment by Employer, on the terms and subject to the conditions set forth in this Agreement.

         2.       COMPENSATION.

                  2.1 Salary. Employer shall pay to Employee a gross annual salary, as determined from time to time by the Board of Directors of Employer, provided; however, that in no event shall Employee's salary hereunder be at an annual rate less than Five Hundred Thousand Dollars ($500,000) ("Salary"). Said Salary to be paid bi-weekly or in accordance with Employer's regular payroll practices.

                  2.2 Performance-Based Annual Bonus. For each full year during Employee's term as set forth in Section 5, commencing on the Effective Date, Employee shall be eligible to receive a cash bonus based on Employer's achievement of certain financial goals ("Performance-Based Annual Bonus"). For calendar year 1999, and until changed by the Board's Compensation Committee, the annual cash bonus award shall be determined on the basis of Employer's annual return on average equity ("ROE").

                      (a) if ROE for the calendar year is between 20.0% and 24.9%, the cash bonus shall be equal to 50% of Employee's annual salary for the subject calendar year pursuant to Section 2.1;



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                      (b) if ROE for the calendar year is at least equal to
or greater than 25.0%, the cash bonus shall be equal to 100% of Employee's annual salary for the subject calendar year pursuant to Section 2.1; and

                      (c) The Performance-Based Annual Bonus payable for any calendar year shall be paid to Employee no later than the 15th day of April of the following year. Nothing herein shall preclude Employee from participating in any equity or equity-based compensation program of Employer and the bonus program set forth in this Section 2.2 herein may be replaced with a different program approved by the Board's Compensation Committee and agreed with by Employee.

                  2.3 Tax Withholding. Employer shall provide for the withholding of any taxes required to be withheld by Federal, state and local law with respect to any payment in cash, shares of capital stock or other property made by or on behalf of Employer to or for the benefit of Employee under this Agreement or otherwise. Employer may, at its option: (i) withhold such taxes from any cash payments owing from Employer to Employee, including any payments owing under any other provision of the Agreement, (ii) require Employee to pay to Employer in cash such amount as may be required to satisfy such withholding or (iii) make other satisfactory arrangements with Employee to satisfy such withholding obligations.

         3. DUTIES, TIME AND EFFORTS. Employee shall serve as Chairman of the Board and Chief Executive Officer of Employer, as such, shall report to the Board of Directors or any Executive Committee of the Board of Directors of Employer and his duties shall include generally, but without limitation, authority and responsibility for the whole overall supervision of the operations of Employer; and he shall also undertake such other reasonable duties of a similar managerial nature as the Board of Directors or Executive Committee of Employer may at any time, or from time to time, direct him to perform. It is understood that Employee may be required to provide services to other corporations owned by or, affiliated with Employer, without additional compensation. Other than providing services to affiliates, Employee shall devote his full productive time, energies,



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and abilities to the proper and efficient performance of Employer's business pursuant to the employment hereunder. Employee shall at all times during the term hereof be furnished with such office, stenographic and other necessary secretarial assistance, and such other facilities, amenities and services as are suitable to Employee's position as Chief Executive Officer of Employer and adequate for the performance of Employee's duties hereunder. Unless otherwise agreed to by Employee, Employee's offices shall be maintained at the premises of the principal office of the Employer in Manhattan Beach, California; provided, however, that in connection with the performance of his duties and responsibilities, Employee acknowledges that he may be required to undertake significant business traveling. Employee may not, without the prior express authorization of Employer's Board of Directors, directly or indirectly, during the term of this Agreement engage in any activity competitive with Employer's business or practice, whether acting alone, as a partner, or as an officer, director or employee of any other corporation, whether professional or otherwise; provided, however that nothing herein contained shall prevent Employee from purchasing and/or holding less than five percent (5%) of the issued and outstanding stock of a publicly-held corporation which competes with Employer.

         4. VACATION. Employee shall be entitled to a paid vacation of four (4) weeks during each twelve (12) month period of the term of this Agreement. The date or dates of said vacation shall be determined by Employee and the Board of Directors of Employer. If for any reason Employee does not take his full four
(4) weeks of vacation as provided above, he may carry over a maximum of one (1) week into the following year, but if he does not use the carried over vacation week in that year it shall expire. Therefore, under no circumstances, regardless of Employee's failure to take vacations, would he be entitled to more than five
(5) weeks vacation during any twelve (12) month period.

         5. TERM. The term of employment shall commence upon the date of this Agreement and terminate on the 13th day of June, 2002 unless sooner terminated upon the happening of any of the following events:

                  5.1 Upon Mutual Agreement. Whenever Employer and Employee shall otherwise mutually agree to termination.

                  5.2      Death.  Death of Employee.

                  5.3 Disability. Disability of Employee, either physically or mentally, not arising out of an injury sustained while on Employer's business extending beyond One Hundred and Fifty (150) consecutive days, or totaling more than one hundred eighty (180) days in any period of three hundred sixty-five
(365) days (not limited to any calendar or fiscal year). Such determination to be based upon a certificate as to such physical or mental disability employed by Employer.

                  5.4 Termination for Cause After Notice and Failure to Cure. Employer may at any time during the term of this Agreement, terminate Employee's employment with Employer for cause ("Cause"), by written notice to Employee by complying with the notice


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requirements and restrictions in Section 5.8. Cause shall be limited to the following reasons:

                           (a)      Conviction of Employee for, or Employee
pleads guilty or nolo contendere on, any crime involving a dishonest act or involving any behavior not expected of a Chief Executive Officer of a public corporation, which would make the continuance of his employment by Employer detrimental to Employer.

                           (b)      Knowing and intentional commission of a
material dishonest act by Employee in the scope of his employment, including, but not limited to theft, embezzlement, falsification of records, misappropriation of funds or property, or fraud against, or with respect to the business of, Employer or any affiliate, which would make the continuance of his employment by Employer detrimental to Employer.

                           (c)      Persistent malfeasance, misfeasance or
non-feasance in connection with the performance of his duties.

                           (d)      Employee commits any act that causes, or
knowingly fails to take reasonable and appropriate action to prevent, any material injury to the financial condition or business reputation of Employer or any of its affiliates; however, this shall not apply to (i) any act of Employer or its affiliates by any other employee thereof except to the extent that such act is committed at the direction, or with the knowledge, of Employee or (ii) any action in which Employee acted in good faith and in a manner reasonably to be in or not opposed to the best interests of Employer, as determined by Employer's Board of Directors.

                           (e) Breach of any material provision of this
Agreement.

                  5.5 Good Reason (by Employee). Employee's employment may be terminated by Employee at any time for any of the following reasons (each of which is referred to herein as "Good Reason") by giving the Employer effective date of such termination (which effective date may be the date of such notice):

                           (a)      Employer commits a breach of any material
term of this Agreement and, if such breach is capable of being cured, fails to cure such breach within 15 days of receipt of written notice of such breach; or

                           (b)      Employer removes Employee from the position
of Chief Executive Officer of Employer other than for Cause, or Employer effects any diminution of the powers, duties or authority of Employee, in each case, without the prior written consent of the Employee.

                  5.6 Executive's Rights to Terminate. Employee may, at his option, terminate his employment hereunder for any reason upon 60 days' prior written notice to Employer.



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                  5.7 Without Cause. Employer may, at its option, terminate
Employee's employment without Cause at any time upon written notice to Employee.

                  5.8 Notice Requirements and Restrictions. Provided however, and by restriction to the right of Employer set forth in Section 5.4, in the event Employer contends that Employee is not performing the services required by this Agreement or that it has Cause to terminate this Agreement pursuant to
Section 5.4 of this Agreement, Employer shall provide Employee with a written notice specifying in reasonable detail the services or matters in which it contends Employee has not been adequately performing and why Employer has Cause to terminate this Agreement, and what Employee should do to adequately perform his obligations hereunder. If Employee performs the required services within fifteen (15) days of receipt of the notice or modified his performance to correct the matters complained of, Employee's breach will be deemed cured and he shall not be terminated; provided, however, if the nature of the service not performed by Employee or the matters complained of are such that more than fifteen (15) days are reasonably required to perform the required service or to correct the matters complained of, then Employee's breach will be deemed cured if Employee commences to perform such service or to correct such matters within said fifteen (15) day period and thereafter diligently prosecutes such performance or correction to completion. If Employee does not perform the required services or modify his performance to correct the matters complained of within said period Employer shall have the right to terminate this Agreement at the end of said fifteen (15) day period. It is understood that Employee's performance hereunder will not be deemed unsatisfactory solely on the basis of any economic performance of Employer, though the Board of Directors of Employer may consider economic performance as a factor. For purpose of this Agreement, the "Date of Termination" shall mean the later of the date that any party gives written notice that it intends to terminate this Agreement pursuant to the terms hereof, or the date, if any, specified by the terminating party in such notice as the effective date of termination.

         6.       OBLIGATIONS OF THE CORPORATION UPON TERMINATION.

                  6.1 Cause or Voluntary. If Employee's employment shall be terminated under Sections 5.1, 5.2, 5.4 or 5.6, Employer's obligations to Employee shall terminate, other than the obligation (i) to pay to Employee his Salary through the Date of Termination at the rate in effect on the day preceding the Date of Termination, (ii) any bonus due as of the Date of Termination, and (iii) to continue to provide Employee with benefits of the type described in Section 9 through the Date of Termination.

                  6.2 Without Cause or for Good Reason. If Employer shall terminate Employee's employment without Cause pursuant to Section 5.7, or if Employee shall terminate his employment for Good Reason pursuant to Section 5.5, Employer shall (i) continue, in accordance with Employer's normal payroll procedures, to pay the Employee his Salary through the Expiration Date of this Agreement, (ii) continue to pay the Employee his Performance - Based Annual Bonus pursuant to Section 2.2 through the Expiration Date of this Agreement at the rate in effect on the day



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preceding the Date of Termination, and (iii) continue to provide the Executive with benefits of the type described in Section 9 through the Expiration Date of this Agreement.

                6.3 Disability. During any period of total disability, Employee shall be entitled to his full compensation as provided for hereunder for a period of three (3) months. Thereafter during such period of total disability, Employee shall be entitled to compensation for the balance of the term of this Agreement equal to the Base Salary otherwise payable to the Employee under
Section 2.1 hereof, during such period of total disability, less amounts received by the Employee under a policy provided pursuant to Section 9.6.

         7. EMPLOYER'S AUTHORITY. To the extent that the following is not inconsistent with the other provisions of this Agreement, Employee agrees to observe and comply with the rules and regulations of Employer as adopted by Employer's Board of Directors respecting performance of this duties and to carry out and perform orders, directions and policies of Employer as they may be, from time to time, stated to him either orally or in writing.

         8. EFFECTIVE DATE. The effective date of this Agreement shall be the date of execution as indicated above.

         9. EXPENSES AND FRINGE BENEFITS.

                  9.1 Employer and Employee agree that proper discharge of the duties imposed upon Employee shall require the frequent use of an automobile. Employer hereby agrees that it shall provide to Employee an automobile, chosen by the Employee and suitable for use by the Chief Executive Officer of a public company such as Employer. Such automobile shall be purchased or leased by Employer and provided to Employee for his exclusive use, or at the option of Employee, Employee shall purchase or lease an automobile and the cost thereof shall be reimbursed by Employer. In addition to providing the automobile, Employer shall pay or reimburse all reasonable expenses incurred by Employee in connection with the use and operation of the automobile. Further, should Employee so desire, Employer shall provide a driver for Employee's automobile, during such hours and at such times as may be reasonable for the proper performance of Employee's duties as Chief Executive Officer of a public company.

                  9.2 Employer and Employee agree that it is necessary and proper for Employee to maintain membership in certain private clubs, civic and fraternal organizations and other associations and that such membership shall be in the best interests of Employer and in furtherance of Employee's obligations hereunder. Employer agrees to pay or reimburse the costs of any such membership in any such clubs, groups or organizations which Employee shall, in his discretion, determine to be in the best interests of the Employee. In the event the cost of any such membership shall exceed One Thousand Dollars ($1,000.00) per month or shall represent the purchase of an equity interest in such club, group or organization (an "equity membership"), the payment of the cost of such membership shall be subject to the approval of the Board of Directors. Any equity


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membership so approved shall be held in the name of Employee during the term of this Agreement and, upon the termination hereof, Employee shall have the right to retain such equity membership for a payment to Employer in an amount equal to the initial cost thereof.

                  9.3 Without limiting the generality of the obligations of Employer pursuant to Sections 9.1 and 9.2 Employer shall also pay or reimburse all expenses reasonably incurred by Employee in discharge or Employee's duties hereunder. Such expenses shall include, without limitation, the following:

                           (a) Education expenses incurred for the purpose of
                  maintaining or improving Employee's skills;

                           (b) Expenses for travel, lodging, and related
                  expenses in connection with conventions or meetings, attendance at which is necessary or appropriate in connection with the performance by Employee of his duties required hereunder;

                           (c) Expenses for meals, entertainment and similar
                  items reasonably incurred by Employee in connection with the business of Employer; and

                           (d) Such other expenses incurred by Employee
                  reasonably related to the discharge by Employee of his duties as set forth herein.

                  9.4 Employer reserves the right to require, as a condition of payment or reimbursement for any item pursuant to Section 9.3, Employee to furnish Employer with reasonable documentation evidencing that the expense has been incurred and the relationship of such item to the business of Employer or the duties of Employee.

                  9.5 Employer shall provide, for the benefit of Employee and his spouse, standard coverage medical insurance, with additional coverage for dental expenses.

                  9.6 Notwithstanding any provision herein to the contrary, Employer shall provide the Employee all other Employee fringe benefits which are generally provided for or made available to the employees of Employer.

         10. CONFIDENTIAL DISCLOSURE. Except to the extent that the proper performance of Employee's duties pursuant to this Agreement may require disclosure, Employee agrees that he will not for any reason or at any time during the term of this Agreement disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm or association or company other than Employer, any secret or confidential information relating to the customer lists, policies, processes, prospects, products, operations or services of Employer or any other secret or confidential information relating to Employer or its affiliates or the products or services and the accounting, marketing, selling, financing and other business methods and techniques of Employer. However,



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confidential information shall not include (A) at the time of disclosure to
Employee such information that was in the public domain or later entered the public domain other than as a result of a breach of an obligation herein; or (B) subsequent to disclosure to Employee, Employee received such information from a third party under no obligation to maintain such information in confidence, and the third party came into possession of such information other than as a result of a breach of an obligation herein. All documents, materials or articles of information of any kind furnished to Employee by Employer or developed by Employee in the course of his employment hereunder are and shall remain the sole property of Employer; and if Employer requests the return of such information at any time during, upon or after the termination of Employee's employment hereunder, Employee shall immediately deliver the same to Employer. Employee agrees that the remedy at law for any breach of the foregoing may be inadequate, and that Employer shall be entitled to any type of injunctive relief for any such breach in addition to any other rights or remedies in law or equity to which Employer may be entitled.

         11.      MISCELLANEOUS.

                  11.1 Assignability of Agreement. The provisions of this Agreement shall inure to the benefit of the parties hereto, and their respective permitted heirs, legal representatives, successors and assigns. Employer shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to all or a significant portion of its assets, by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform this Agreement if no such succession had taken place. The obligations of Employee under this Agreement shall be personal and not delegable by him in any manner whatsoever.

                  11.2 Notices. Any notice, request, instruction or other document to be given hereunder by either party hereto to the other shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid, and if mailed to any addressed in a state other than the state of mailing, by air mail, addressed as follows:

                  (a)      If to Employee, to:

                           Robert Y. Greenberg
                           228 Manhattan Beach Boulevard
                           Manhattan Beach, California 90266

                  (b)      If to Employer, to:

                           Skechers U.S.A., Inc.
                           228 Manhattan Beach Boulevard
                           Manhattan Beach, California 90266
                           Attn:  David Weinberg, Chief Financial Officer



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Any notice so given shall be deemed received when delivered personally, or (if mailed) when dispatched. Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other party in the manner herein provided for giving notice.

                  11.3 Waiver. No waiver of any breach of any warranty, representation, covenant or other term or provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other warranty, representation, covenant, term or provision. No extension of the time for performance of any obligation or other act shall be deemed to be an extension of the time for the performance of any other obligation of any other act.

                  11.4 Amendment to Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein, and may not be amended, supplemented or discharged except by an instrument in writing signed by both parties hereto. This Agreement supersedes any and all previous Employment Agreements between the parties which are hereby revoked.

                  11.5 Disputes/Attorneys Fees. Should any dispute arise concerning the terms or the interpretations of this Agreement, and such dispute results in arbitration and/or litigation then, unless otherwise directed by the court, the prevailing party shall be entitled to and be awarded reasonable attorneys' fees and costs in addition to any other relief to which it may be entitled.

                  11.6 Time of the Essence. Time is of the essence of each provision of this Agreement in which time is an element.

                  11.7 Arbitration. The parties agree if any controversy or claim shall arise out of this Agreement or the breach hereof and either party shall request that the matter be settled by arbitration the matter shall be settled exclusively by arbitration in accordance with the rules then in effect of the American Arbitration Association in the City of Los Angeles, California, as the same may be modified by the statutes of California then in effect, by a single arbitrator, if the parties shall agree upon one, or by one arbitrator appointee by each party and a third arbitrator appointed by the other arbitrators. In case of any failure of a party to make an appointment referred to above within two (2) weeks after written notice of controversy, such appointment shall be made by the Association. All arbitration proceedings shall be held in the City of Los Angeles, California, and each party agrees to comply in all respects with any award made in such proceeding and to the entry of a judgment in any jurisdiction upon any award rendered in such proceeding. All costs and expenses of arbitration (including costs of preparation therefor and reasonable attorneys' fees incurred in connection therewith) of the party prevailing in such arbitration shall be borne by the losing party to such arbitration, unless otherwise directed by the arbitrators. Notwithstanding any provision of this section herein set forth, no party may make a request for arbitration hereunder with respect to any matter at any time following




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the expiration of thirty days after notice of the filing of a legal action with respect to such matters in a court of competent jurisdiction.

                  11.8 Indemnification. Employer agrees to indemnify Employee for any and all liabilities to which he may be subject as a result of his service as an officer, director or other corporate agent of Employer, or of any other enterprise at the request of the Employer, or otherwise as a result of his employment hereunder, as well as the expense (including, without limitation, reasonable counsel fees) of any proceeding brought or threatened against Employee as a result of such service or employment, to the fullest extent permitted by law. Such counsel fees shall, to the fullest extent permitted by law, be paid by Employer in advance of the final disposition of the proceeding upon receipt of an undertaking of Employee satisfactory to counsel for Employer to repay such fees unless it shall ultimately be determined that he is not entitled to be indemnified with respect thereto.

                  11.9 Execution in Counterparts. This Agreement may be executed by the parties hereto in two counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart

                  11.10 Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement

                  11.11 Headings Descriptive. The headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any of this Agreement.

                  11.12 Governing Law. This Agreement shall be construed in accordance with and be governed by the laws of the State of California.



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                  IN WITNESS WHEREOF, the parties have duly executed this
Agreement as of the Effective Date.


                                            "EMPLOYER"

                                            Skechers, U.S.A., Inc.


                                            By: /s/ MICHAEL GREENBERG
                                               --------------------------------
                                                  Name:  Michael Greenberg
                                                  Title: President




                                            "EMPLOYEE"

                                            /s/ ROBERT Y. GREENBERG
                                            ---------------------------------
                                            Robert Y. Greenberg






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